Exhibit 99.1

NEWS from

801 Louisiana, Suite 700

Houston, Texas 77002

Main: (713) 780-9494

Fax: (713) 780-9254

Contact:
Robert Turnham, President	Traded: NYSE (GDP)
Jan Schott, Chief Financial Officer

FOR IMMEDIATE RELEASE

GOODRICH PETROLEUM ANNOUNCES THE APPOINTMENT OF PETER

GOODSON TO ITS BOARD OF DIRECTORS

Houston, Texas – April 7, 2011. Goodrich Petroleum Corporation (NYSE: GDP) today announced that Peter Goodson has been appointed to its Board of Directors. Mr. Goodson joins the Board effective April 5, 2011 as an independent Class I Director, with a term to run until the Company’s upcoming 2011 annual meeting of stockholders. Mr. Goodson will fill a vacancy created by the passing of one of the Company’s former Class I Directors, Geraldine Ferraro.

Mr. Goodson is currently teaching at the Berkeley-Columbia joint MBA program as well as the Haas Business School at the University of California in Berkeley. He is also a fellow of Dartmouth’s Tuck Center for Private Equity and Entrepreneurship. Additionally, Mr. Goodson serves as a lead member of the Mekong Capital Advisory Board, a Vietnamese private equity firm.

Previously, Mr. Goodson was a partner of Clayton, Dubilier & Rice, a private equity firm. Prior to joining Clayton, Dubilier & Rice, Mr. Goodson served in various capacities at Kidder, Peabody, including founding the Mergers and Acquisitions and Merchant Banking Departments as well as serving as co-head of Investment Banking. In addition, he was a member of the firm’s executive committee and board of directors.

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Goodrich Petroleum is an independent oil and gas exploration and production company listed on the New York Stock Exchange. The majority of its properties are in Louisiana and Texas.